Exhibit 99.1

Bruker BioSciences Announces Departure of CFO Laura Francis

Billerica, Massachusetts (BUSINESS WIRE) — July 22, 2004 — Bruker BioSciences Corporation (NASDAQ: BRKR) today announced that Laura Francis will leave the Company on September 1, 2004 to pursue other interests.  Ms. Francis presently serves as Chief Financial Officer and Treasurer of Bruker BioSciences.  It is intended that Ms. Francis will continue in her present position until September 1, 2004, working closely with President and CEO Frank Laukien, to ensure a smooth transition.  The Company will commence a CFO search with the goal to identify a high-quality successor to Ms. Francis to be based at its Massachusetts headquarters.

Ms. Francis commented:  “For personal reasons, I have decided to leave the Company to pursue other interests here in the Madison, Wisconsin area where I and my family reside.  I am confident that Bruker BioSciences will do very well in the future, as it has a capable management team, and is well positioned for continued growth.  I wish our management team and employees all the best in the future.  Finally, I would like to thank the Board, the shareholders, and strategic partners for their trust and cooperation.”

Frank Laukien, Ph.D., President and CEO of Bruker BioSciences, stated:  “On behalf of the Company, I would like to thank Laura for her significant contributions to Bruker BioSciences.  She has been an excellent CFO of Bruker AXS, and later of the merged Bruker BioSciences Corporation.  Her efforts were crucial in managing a successful merger, and in building a strong financial organization for the merged company.  Personally, it has been a pleasure for me to work with Laura, and we all wish her the very best for her future endeavors.”

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker AXS Inc. and Bruker Daltonics Inc.  Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2003, our most recent quarterly reports on Form 10-Q, our current reports on Form 8-K and the joint proxy statement/prospectus filed in connection with the merger. We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett
Investor and Public Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com